Exhibit 99.1

PASSAGE BIO ANNOUNCES PROMISING INITIAL DATA FROM PHASE 1/2 CLINICAL TRIAL OF PBFT02 IN FTD-GRN AND UPDATED STRATEGIC PRIORITIES

•	Dose 1 of PBFT02 achieved supraphysiologic CSF progranulin levels in each of the first three treated patients at 30 days after treatment
•	Elevated progranulin levels were sustained at up to six months post-treatment
•	Dose 1 of PBFT02 was generally well-tolerated in patients who received an enhanced steroid regimen for immunosuppression
•	Pipeline to focus on continued advancement of PBFT02 in FTD-GRN and explore PBFT02 in multiple additional adult neurodegenerative diseases
•	Pursuing potential partnership opportunities for clinical-stage pediatric lysosomal storage disease programs including GM1 gangliosidosis
•	Management to host a webcast presentation to review interim FTD data today at 8:30 a.m. ET

PHILADELPHIA – December 20, 2023 – Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, today announced initial safety and biomarker data from three Cohort 1 patients in the ongoing global Phase 1/2 upliFT-D clinical trial evaluating PBFT02, an adeno-associated virus (AAV)-delivery gene therapy for the treatment of patients with frontotemporal dementia (FTD) with granulin (GRN) mutations. FTD is a form of early onset dementia with no approved disease-modifying therapies. Additionally, the company shared updated strategic priorities aimed at further optimizing its portfolio for the treatment of neurodegenerative conditions.

"We are proud to announce initial clinical data from our upliFT-D clinical trial, which showcases the ability of PBFT02 to elevate CSF progranulin to supraphysiologic levels at the lowest tested dose, Dose 1, up to six months post-treatment. We believe these data, surpassing our expectations based on preclinical non-human primate models, validate the compelling potential of PBFT02 to address progranulin deficiency—a key driver of disease progression in individuals with FTD-GRN,” said Mark Forman, M.D., Ph.D., chief medical officer at Passage Bio.

FTD is one of the more common causes of early-onset dementia. In approximately 5 to 10 percent of individuals with FTD–approximately 18,000 individuals in the United States and Europe—the disease occurs because of mutations in the GRN gene, causing a deficiency of progranulin (PGRN). PGRN is a complex and highly conserved protein thought to have multiple roles in cell biology, development and inflammation. Emerging evidence suggests that PGRN deficiency may contribute to lysosomal dysfunction.

The upliFT-D clinical trial evaluates PBFT02 as a single dose delivered via intra-cisterna magna (ICM) injection. PBFT02 uses an AAV1 viral vector to deliver a functional copy of the GRN gene encoding PGRN to a patient's cells.

Topline interim results from first three patients in the uplift-D clinical trial

Safety (patient follow-up up to six months)

•	Dose 1 of PBFT02 was generally well-tolerated in patients 2 and 3, who received an enhanced steroid regimen following protocol amendment.

o	No serious adverse events (SAEs).
o	All treatment emergent adverse events (AEs) were mild to moderate in severity.
o	No evidence of clinically significant immune response, hepatotoxicity or safety related imaging abnormalities.

•	Patient 1 received a low level of immunosuppression (60 mg oral prednisone for 60 days) and experienced two SAEs that were both asymptomatic and consistent with an immune response.

o	Following patient 1, the protocol was amended to increase the steroid regimen (1,000 mg IV methylprednisolone on days 1-3 followed by 60 mg oral prednisone through day 60) for patients 2 and 3.

•	No evidence of dorsal root ganglion (DRG) toxicity, as measured by nerve conduction studies, and no complications were observed related to ICM administration across any of the three patients.

Biomarkers

•	Dose 1 of PBFT02 treatment resulted in a 3.6 to 6.6-fold increase in CSF PGRN at day 30 (n=3) relative to baseline. CSF PGRN increased to supraphysiologic levels of 10.7 to 17.3 ng/mL at day 30, exceeding the range found in healthy adult controls of 3.3 to 8.2 ng/mL (n=61).
•	CSF PGRN remained at supraphysiologic levels at six months with a concentration of 27.3 ng/mL (n=1).
•	Plasma PGRN levels remained below levels found in healthy adult controls through the available follow-up period across all patients.

"Driven by promising initial data for PBFT02 in FTD-GRN and evidence supporting progranulin’s role in neurodegeneration, we are refining our strategic priorities to explore the therapeutic potential of PBFT02 in multiple diseases, including FTD-C9orf72, amyotrophic lateral sclerosis (ALS), and Alzheimer’s disease,” said William Chou, M.D., president and chief executive officer at Passage Bio. “As we pursue this strategy, we are actively exploring potential partnerships to advance our GM1 gangliosidosis program as well as our other clinical-stage pediatric programs. This shift in strategy aims to optimize focus and resources and provides each of our gene therapy candidates the best chance to get to patients in need.”

Strategic Priorities

We are focused on the following key strategic priorities:

•	Continuing clinical development of PBFT02 to treat FTD-GRN.
•	Pursuing PBFT02 in additional adult neurodegenerative diseases, including FTD-C9orf72, ALS and Alzheimer’s disease.
•	Prioritizing Huntington’s disease preclinical program through existing Penn Gene Therapy Program partnership.
•	Pursuing potential partnership opportunities for clinical-stage pediatric programs in GM1 gangliosidosis, Krabbe disease and metachromatic leukodystrophy (MLD).

Anticipated Upcoming Milestones

FTD-GRN

•	Initiate dosing for Cohort 2 FTD-GRN patients in 1H 2024

•	Report full 6-month safety and biomarker data from Cohort 1 patients in 2H 2024
•	Report 12-month follow-up data from Cohort 1 patients in 1H 2025
•	Report initial safety and biomarker data from Cohort 2 patients in 1H 2025

FTD-C9orf72 and ALS

•	Obtain regulatory feedback on the pathway to treating FTD-C9orf72 and ALS patients with PBFT02 in 2H 2024

These strategic priorities and clinical milestones underscore Passage Bio's dedication to advancing cutting-edge, one-time genetic medicines and protecting patients and families against loss in neurodegenerative conditions.

Conference Call Details

Passage Bio will host a conference call and webcast today at 8:30 a.m. ET. To register for the event, please use the following link. A live audio webcast of the event will be available on the Investors & News section of Passage Bio’s website at investors.passagebio.com. The archived webcast will be available on Passage Bio's website approximately two hours after the completion of the event and for 30 days following the call.

About upliFT-D (NCT04747431)

upliFT-D is a Phase 1/2 global, multi-center, open-label, dose-escalation clinical trial of PBFT02 administered by single injection into the cisterna magna in patients aged 35 to 75 years with FTD-GRN.

The upliFT-D clinical trial will investigate two dose levels of PBFT02. The clinical trial will sequentially enroll two cohorts, with an optional third dose level cohort expected to be enrolled based on the results of the first two cohorts. Enrollment is currently ongoing. The primary endpoint of the clinical trial is to evaluate the safety and tolerability of PBFT02. Secondary endpoints include disease biomarkers and clinical outcome measures. upliFT-D is a two-year clinical trial with a three-year safety extension. Passage Bio is pursuing several initiatives to support clinical trial recruitment and enrollment, including a collaborative partnership with InformedDNA to provide no-cost genetic counseling and testing for adults who have been diagnosed by their physicians with FTD. More information about upliFT-D can be found here.

About PBFT02

PBFT02 utilizes an AAV1 viral vector to deliver, through ICM administration, a functional GRN gene to patients with mutations in the gene that encodes for progranulin (PGRN). This vector and delivery approach aims to provide higher-than-normal levels of the PGRN protein to the CNS to overcome the progranulin deficiency in GRN gene mutation carriers.

PBFT02 is supported by extensive preclinical studies conducted by Passage Bio’s collaborator, the University of Pennsylvania’s Gene Therapy Program. The studies showed compelling evidence indicating broad transduction across the brain, including high transduction of ependymal cells, and demonstrated robust increases in cerebrospinal fluid (CSF) PGRN concentrations.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the progress of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; our expectations about potential partnerships related to PBGM01, PBKR03 and PBML04 and the ability of our lead product candidates to treat their respective target monogenic CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Madeline Nafus

Passage Bio

910.401.7283

mnafus@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com